Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2016

WELLESLEY, Mass., July 29, 2016 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $727 thousand and $1.5 million for the three and six months ended June 30, 2016, respectively. These results compare to net income of $585 thousand and $1.0 million for the three and six months June 30, 2015, respectively. The results for the quarter represent an increase of 24.3%, as compared to the prior year second quarter results. Diluted earnings per share were $0.31 and $0.62 for the three and six months ended June 30, 2016, respectively. For the three and six months ended June 30, 2015, diluted earnings per share were $0.25 and $0.45, respectively. Total assets were $646.6 million at June 30, 2016, an increase of $25.4 million, or 4.1%, from December 31, 2015 as net loans increased $23.2 million, funded largely by an increase in deposits of $20.8 million.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are pleased with the significant earnings improvement from prior year levels as we realize the benefits of prior period investments in our banking and wealth management units. We strive to serve our local communities and attend to the evolving needs of our clients with exceptional service and trusted advice."

Second Quarter Earnings
Net income increased $142 thousand, or 24.3%, for the quarter ended June 30, 2016 compared to the quarter ended June 30, 2015, as net interest income and noninterest income increased, partially offset by an increase in noninterest expenses. Net interest income increased $421 thousand, or 9.5%, to $4.9 million for the quarter ended June 30, 2016, as compared to the quarter ended June 30, 2015. This increase was driven by the growth of our loan portfolio, partially offset by higher interest expense from the growth of deposits and borrowings. The yield on earning assets for the second quarter ended June 30, 2016 was 3.97%, a decrease of four basis points from the comparable quarter in 2015. Deposit and borrowing costs were 0.97% for the second quarter 2016, compared to 0.77% for the second quarter ended 2015 as we absorbed the cost of the subordinated debentures issued in December 2015. The net interest margin was 3.19% for the 2016 quarter, compared to 3.38% for the 2015 quarter. Noninterest income totaled $510 thousand for the quarter ended June 30, 2016, an increase of $249 thousand, or 95.4%, compared to the prior year period. Wealth management fees increased $124 thousand compared to the quarter ended June 30, 2015, primarily due to an increase in assets under management, while income from mortgage banking activities increased $61 thousand, due to increased volume, when compared to the prior year period. Commercial loan-related fee income increased $42 thousand from the prior year period. Total noninterest expenses increased $408 thousand to $4.1 million for the quarter ended June 30, 2016. Salaries and employee benefits increased $228 thousand from the prior period. Occupancy and equipment costs increased $83 thousand from the prior year period. Both salary and benefits and occupancy increases primarily reflect costs associated with the spring opening of our Newton Centre office. Professional fees increased $76 thousand as we incurred one-time charges for consultants to facilitate certain staffing searches on our behalf during 2016.

Year to Date Earnings
Net income for the six months ended June 30, 2016 increased $415 thousand compared to net income for the six months ended June 30, 2015 due to increased net interest income and noninterest income, partially offset by higher noninterest expenses. Net interest income increased $906 thousand, or 10.3%, to $9.7 million for the six months ended June 30, 2016, as compared to $8.8 million in the comparable 2015 period. The increase was largely due to increased loan income resulting from growth in our portfolio. Our earning asset yield decreased one basis points to 3.99% in the six month period ended June 30, 2016 from 4.00% in the comparable 2015 period, as stronger growth in lower-yielding residential loans resulted in a declining earning asset yield. Deposit and borrowing costs increased 19 basis points to 0.97% in the current period from 0.78% for the 2015 period, primarily due to the expenses related to the subordinated debt. Our net interest margin was 3.20% for the 2016 six month period, compared to 3.36% for the 2015 period. Noninterest income totaled $855 thousand, an increase of $349 thousand, as income from wealth management fees in 2016 increased $240 thousand compared to 2015 due to an increase in assets under management. Income from mortgage banking activities increased $41 thousand as compared to the comparable 2015 period due to increased volume. Commercial loan-related fee income increased $42 thousand from the prior year period. For the six months ended June 30, 2016, noninterest expenses increased $540 thousand to $8.0 million, as compared to $7.4 million in 2015. Salaries and employee benefits were $4.7 million for the six months ended June 30, 2016, as compared to $4.5 million in 2015. Occupancy and equipment expense increased $155 thousand to $1.5 million for the six months ended June 30, 2016, as compared to $1.3 million in 2015. Both salary and benefits and occupancy increases primarily reflect costs associated with the spring opening of our Newton Centre office.

Balance Sheet Growth
Total assets were $646.6 million at June 30, 2016, representing an increase of $25.4 million compared to $621.2 million at December 31, 2015. The increase was primarily related to growth in the loan portfolio and an increase in the level of securities available for sale. On the liability side, deposits increased $20.8 million and long-term debt increased $1.3 million as compared to December 31, 2015.

Net loans totaled $530.5 million at June 30, 2016, an increase of $23.2 million, as compared to December 31, 2015. Our portfolios of commercial real estate and commercial and industrial loans increased $6.6 million and $9.3 million, respectively, as we focus on growing those portions of our portfolio. Construction loans increased $5.9 million to $100.7 million at June 30, 2016, compared to $94.9 million at December 31, 2015. Residential mortgage loans increased $2.3 million to $258.8 million at June 30, 2016, primarily due to growth in our adjustable-rate mortgage portfolio. Securities available for sale increased $4.4 million as excess liquidity during the period was reinvested.

Deposits increased $20.8 million to $484.5 million at June 30, 2016. The increase was primarily attributable to an increase in NOW and demand deposit accounts of $18.5 million and an increase of $1.8 million in money market accounts, and certificate of deposits increased $1.7 million. We have emphasized commercial deposit accounts in our business development efforts which contributed to much of the deposit growth during the quarter. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, were nearly unchanged from end-of-year.

Stockholders' equity increased $2.5 million to $54.7 million, primarily due to earnings and the impact of stock compensation plans during the period. At June 30, 2016, the Company's ratio of stockholders' equity to total assets was 8.45%, compared to 8.40% at December 31, 2015.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre the bank has six banking offices and a wholly-owned wealth management company.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest and dividend income:
Interest and fees on loans	$ 5,614	$ 4,972	$ 11,171	$ 9,818
Other interest and dividend income	460	312	912	622
Total interest and dividend income	6,074	5,284	12,083	10,440
Interest expense	1,202	833	2,403	1,666

Net interest income	4,872	4,451	9,680	8,774
Provision for loan losses	125	100	187	150

Net interest income, after provision for loan losses	4,747	4,351	9,493	8,624

Total noninterest income	510	261	855	506

Noninterest expenses:
Salaries and employee benefits	2,378	2,150	4,680	4,463
Occupancy and equipment	745	662	1,469	1,314
Professional fees	278	202	469	374
Other general and administrative	666	645	1,355	1,282
Total noninterest expenses	4,067	3,659	7,973	7,433

Income before income taxes	1,190	953	2,375	1,697
Provision for income taxes	463	368	916	653

Net income	$ 727	$ 585	$ 1,459	$ 1,044

Other Data:
Return on average assets (1)	0.46%	0.43%	0.47%	0.39%
Return on average equity (1)	5.38%	4.67%	5.46%	4.23%
Net interest margin (1)	3.19%	3.38%	3.20%	3.36%
Earnings per common share:
Basic	$0.31	$0.25	$0.63	$0.45
Diluted	$0.31	$0.25	$0.62	$0.45
Weighted average shares outstanding:
Basic	2,322,147	2,309,894	2,320,542	2,308,289
Diluted	2,352,092	2,325,245	2,345,946	2,321,920
Stockholders' equity to total assets at end of period	8.45%	8.98%	8.45%	8.98%
Book value per common share at end of period	$22.23	$20.53	$22.23	$20.53
Nonperforming loans to total loans at end of period	0.16%	0.89%	0.16%	0.89%

(1) Annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$ 23,705	$ 28,178
Certificates of deposit	100	100
Securities available for sale, at fair value	66,823	62,434
Federal Home Loan Bank of Boston stock, at cost	5,460	5,524
Loans held for sale	2,682	1,131

Loans	535,645	512,419
Less allowance for loan losses	(5,186)	(5,112)
Loans, net	530,459	507,307

Bank-owned life insurance	7,188	7,073
Premises and equipment, net	3,953	3,468
Other assets	6,257	5,967

Total assets	$646,627	$621,182

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$ 81,307	$ 64,638
Interest-bearing	403,230	399,100
	484,537	463,738

Short-term borrowings	19,250	20,000
Long-term debt	74,191	72,860
Subordinated debt	9,752	9,734
Accrued expenses and other liabilities	4,241	2,672
Total liabilities	591,971	569,004

Stockholders' equity	54,656	52,178

Total liabilities and stockholders' equity	$646,627	$621,182

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CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550